Exhibit 99.1

QUARTERLY REPORT December 2023 1 Highlights SAFETY AND PRODUCTION ➢ Strong safety performance, Coronado Group TRIR of 0.77 as of 31 December 2023, reflecting a 45.4% improvement over prior year, the Group’s lowest TRIR since April 2018. ➢ Group ROM coal production for the December quarter was 6.1 Mt, up 3.3%; Group Saleable production for the December quarter was 3.9 Mt, up 6.4%; Higher production rates realised at Curragh due to greater coal availability in accordance with the mine plan following record waste movement works. ➢ FY23 Curragh record Total Waste moved of 183.8 Mbcms, up 2.5% on FY22. ➢ FY23 Group ROM coal production of 25.4 Mt, up 0.4% on FY22; FY23 Group Saleable production of 15.8 Mt, down 1.1%, with ~450Kt at Curragh deferred to FY24 due to significant fourth quarter wet weather impacting the Bowen Basin, and ~120Kt deferred at Buchanan due to geo-technical issues in December. ➢ All Coronado organic growth projects are fully funded without the need for raising capital. Buchanan expansion works and Curragh Underground project remain on target. Buchanan South district development complete. ➢ Buchanan VAM unit eliminated 193,205 tCO2e emissions in FY23; Installation works on the 2 nd VAM unit planned for completion mid-FY24. FINANCIAL AND CORPORATE ➢ FY23 Group revenue of $2.9 billion, second highest annual result in Company history; December quarter Group revenue of $680 million. ➢ FY23 Group Capital Expenditure investment was $228 million. ➢ FY23 Group Average Mining Costs Per Tonne Sold were $107.6 per tonne, principally due to the investment to recover historic waste movement deficits at Curragh; lower sales/production from significant wet weather, mechanical, geotechnical and logistics chain issues; and continued high inflation pressures. ➢ Closing Cash of $339 million; Net Cash of $97 million as of 31 December 2023. COAL SALES AND MARKETS ➢ Group Sales volumes for the December quarter were 4.1 Mt, aligned with the prior quarter. FY23 Group Sales volumes of 15.8 Mt, down 3.4% on FY22. ➢ Sales slippage to January 2024 (5 vessels) impacted Sales volumes from Curragh in December due to RG Tanna Coal Terminal performance issues resulting in excessive ship queues. ➢ FY23 Group Realised Price Per Tonne of Met Coal Sold was $215.7 per tonne (mix of FOR / FOB / U.S. domestic pricing), reflecting a 72.8% realisation on the FY23 average PLV HCC FOB AUS index price of $296.3 per tonne. ➢ In the December quarter, PLV HCC FOB AUS average index prices were $333.9 per tonne, an increase of 26.7% compared to the September quarter average. Coronado Global Resources Inc. ARBN: 628 199 468 Registered Office Level 33, Central Plaza One 345 Queen Street Brisbane QLD 4000 Australia T +61 7 3031 7777 E investors@coronadoglobal.com www.coronadoglobal.com About Coronado Coronado Global Resources Inc, or Coronado is a leading international producer of high-quality Metallurgical Coal, an essential element in steel production. Our coals, transformed in the steelmaking process, support the manufacture of everyday steel-based products, including renewable energy infrastructure, that enrich lives around the world. Coronado has a portfolio of operating mines and development projects in Queensland, Australia, and Pennsylvania, Virginia and West Virginia in the United States. Coronado is one of the largest Metallurgical Coal producers globally by export volume, serving customers on five continents. Coronado is committed to operating in an ethical and sustainable manner and supporting the communities in which we operate. The management team has extensive global experience with blue-chip resource companies. It has a successful track record of building and operating coal mining operations in Australia, the United States and globally. This operational experience is supplemented with a strong knowledge base of domestic and international coal markets and their key drivers. Coronado was listed on the ASX on 23 October 2018. All $ values are US dollars unless otherwise stated. All production and sales tonnages are in metric tonnes unless otherwise stated. All information contained within this release is unaudited. Coronado will release its Annual Report on Form 10-K to the ASX and SEC on 20 February 2024 (AEST).

Message from the CEO Douglas Thompson, Chief Executive Officer 2 Coronado ended the fourth quarter with higher ROM coal and Saleable production compared to the prior September quarter despite the substantial impacts to coal producers in the Bowen Basin from the severe weather events and rainfall incurred by the industry in Queensland during the months of November and December. In addition, our Buchanan mine incurred a 10 day operational outage in December due to poor geotechnical conditions. Pleasingly, prior to these events, operational performance was exceeding production rates required to achieve the revised guidance for FY23. During the quarter, significant delays were also experienced at the RG Tanna Coal Terminal in Queensland due to labour issues; that resulted in ship queues dramatically increasing, impacting Coronado’s Sales volumes in the quarter and the subsequent deferral of five vessels to FY24. Despite these impacts to production and sales in the fourth quarter, Coronado delivered the second highest annual Group revenue results in the Company’s history; recorded improved safety results; continued to make substantial progress on our organic growth projects; completed another major milestone under the ‘One Curragh Plan’ by recovering historic pre-strip/waste movement deficits and made tangible gains in emissions reduction and rehabilitation works. As we commence FY24, I am excited by both the short- and long-term projections for our business. At Curragh, we will start to realise the cost and operational efficiency benefits from our investment over the past two years in the recovery of the historic pre-strip/waste movement deficit and now move to re-establish a sustainable mine plan with improved production and productivity. In H1 2024, Curragh plans to remove three fleets that were originally commissioned to recover the pre-strip deficit, thereby reducing costs. Our Company continues to re-invest and grow the business via our organic growth projects. Our plans for first coal from the Curragh Underground project remain on target for late FY24, subject to approvals. We also continue to advance our Buchanan expansion works to ensure greater utilisation of the longwall mining systems. In the quarter, we completed the longwall development works in the South District of the mine, allowing us to operate an additional underground district with new equipment and allowing for more operational flexibility for mining from both the North and South areas of the mine in FY24. These growth projects are fully funded from the cash generated within our business without the need for taking on additional debt or raising equity. We will continue to progress these value accretive projects this year that will ultimately realise higher production, higher margins, and lower costs per tonne for our business in FY24 and beyond. Q4 Operational Overview Coronado completed FY23 with very strong safety results. As of 31 December 2023, our Australian TRIFR was 1.83 reflecting a 53% year-on-year improvement and the lowest Australian TRIFR since May 2018. Our U.S. operations achieved a TRIR of 1.44, a 40% improvement year-on-year, reflecting the lowest TRIR since the mines were purchased by Coronado. On a consolidated basis, the Group’s TRIR stands at 0.77, reflecting a 45% improvement over FY22. In addition to these strong results, I am pleased to announce that during the December quarter, our Lower War Eagle mine achieved 4-years LTI free; and Curragh achieved its best safety performance quarter under Coronado leadership. I congratulate our teams for their continued focus on safe working practices throughout FY23. Coronado completed the fourth quarter with Group ROM coal production of 6.1 Mt (up 3.3%) and saleable production of 3.9 Mt (up 6.4%) compared to the September 2023 quarter despite damaging weather events and record fourth quarter rainfall in Queensland, severely impacting all coal producers in the Bowen Basin. The town of Blackwater, the nearest town to Curragh, received 314mm of rain in the quarter, nearly double the 10-year rainfall average for the area. Despite the significantly elevated weather impacts, quarter-on-quarter Curragh achieved higher ROM coal production (up 17.1%), higher saleable production (up 15.6%) and retained high closing coal stockpiles, with ~430 kt of saleable coal stockpiled at port as of 31 December 2023. At our U.S. operations, fourth quarter production was impacted by poor geotechnical conditions at the Buchanan mine, resulting in a 10-day outage to production to secure additional roof support to ensure sustained safe production, after which normal longwall operating conditions resumed. This event deferred ~120 kt to FY24. As a result, both ROM coal production and saleable coal production were down 10% quarter-on-quarter. Balance Sheet and Liquidity Coronado reports quarterly and FY23 Group revenue of $680 million and $2.9 billion, respectively. On 31 December 2023, Coronado held a Net Cash position of $97 million and Available Liquidity of $489 million. Metallurgical Coal Markets In the December quarter, the average PLV HCC FOB AUS price index increased 27% over the prior quarter, with the spot price on 31 December 2023 reaching $333.9 per tonne. This price increase has been supported by restocking demand growth from steelmakers who had run down inventories, and supply impacts related to heavy wet weather and reduced port throughput in Queensland creating a tight market balance. Met Coal prices continue to remain elevated in January to date.

Coronado
STEEL STARTS HERE

Health and Safety

In Australia, the 12-month rolling average TRIFR as of 31 December 2023 was 1.83, compared to 3.92 as of 31 December 2022, reflecting a 53% year-on-year improvement and the lowest Australia TRIFR since May 2018. In the past three years, the Australian TRIFR has improved by 81%.

In the U.S., the 12-month rolling average TRIR as of 31 December 2023 was 1.44, compared to 2.42 as of 31 December 2022, reflecting a 40% year-on-year improvement and the lowest U.S. TRIR since the mines were purchased by Coronado.


Australian Operations TRIFR
TRIFR per million hours
10
8
6
4
2
0
Jan-21
Jun-21
Nov-21
Apr-22
Sep-22
Feb-23
Jul-23
Dec-23
Australian Operations
Industry Average


U.S. Operations TRIR
TRIR per 200,000 hours
4
3
2
1
0
Jan-21
Jun-21
Nov-21
Apr-22
Sep-22
Feb-23
Jul-23
Dec-23
U.S. Operations
Industry Average

The Group TRIR as of 31 December 2023 was 0.77, compared to 1.41 as of 31 December 2022, reflecting a 45% year-on-year improvement, and the lowest Group TRIR since April 2018.

During the December quarter, the Lower War Eagle mine (part of the Logan Complex) continued to realise excellence in safety by achieving 4-years Lost Time Injury free. The Curragh mine also performed strongly, realising its best safety performance quarter under Coronado ownership. Pictured is a group of Lower War Eagle employees at a celebration of the safety milestone.



The roll-out of the "Dragline Proximity Awareness Project" continues at Curragh. This innovative project to devise and implement technology solutions is improving proximity awareness in the operating areas of the dragline fleet. A roll-out of the technology on all of Curragh's dragline fleet is expected by the end of March 2024.

These safety outcomes are the result of daily focus and efforts by our people and leadership, who remain committed to ensure a sustained improved performance to achieve safe production and sales to our customers.

3

Production and Sales

Quarterly Production and Sales Performance

Summary Information (unaudited)		Dec Q23	Sep Q23	Change	Dec 2023 YTD	Dec 2022 YTD	Change
ROM Production	**Mt**	**6.1**	**5.9**	**3.3%**	**25.4**	**25.3**	**0.4%**
Australia	Mt	3.4	2.9	17.1%	12.8	12.4	3.6%
USA	Mt	2.7	3.0	(10.1%)	12.6	13.0	(2.6%)
Saleable Production	**Mt**	**3.9**	**3.7**	**6.4%**	**15.8**	**16.0**	**(1.1%)**
Australia	Mt	2.7	2.3	15.6%	10.0	9.8	2.2%
USA	Mt	1.2	1.3	(9.6%)	5.8	6.2	(6.2%)
% Met Coal	%	77.6%	79.8%	(2.2%)	79.6%	78.5%	1.1%
Sales Volumes	**Mt**	**4.1**	**4.1**	**(0.1%)**	**15.8**	**16.4**	**(3.4%)**
Australia	Mt	2.6	2.6	0.6%	9.9	10.0	(1.0%)
USA	Mt	1.5	1.5	(1.3%)	6.0	6.4	(7.2%)
Sales Mix							
Met Coal	%	76.0%	76.6%	(0.6%)	75.8%	77.2%	(1.4%)
Thermal Coal	%	24.0%	23.4%	0.6%	24.2%	22.8%	1.4%
Export Sales	%	71.3%	72.8%	(1.5%)	72.3%	65.9%	6.4%
Domestic Sales	%	28.7%	27.2%	1.5%	27.7%	34.1%	(6.4%)
AU- Realised Met Price (FOB)	US$/t	206.6	236.2	(12.5%)	230.2	303.1	(24.1%)
PLV HCC FOB AUS Index Price	US$/t	333.9	263.6	26.7%	296.3	363.7	(18.5%)
% of PLV HCC FOB AUS Index	%	61.9%	89.6%	(27.7%)	77.7%	83.3%	(5.6%)
US - Realised Met Price (FOR)	US$/t	189.4	170.2	11.3%	196.9	226.5	(13.1%)
% of PLV HCC FOB AUS Index	%	56.7%	64.6%	(7.9%)	66.5%	62.3%	4.2%
Group - Realised Met Price (combination of FOB / FOR)	US$/t	199.1	207.4	(4.0%)	215.7	265.8	(18.8%)
% of PLV HCC FOB AUS Index	%	59.6%	78.7%	(19.1%)	72.8%	73.1%	(0.3%)

Note: Coronado reports its production and financial information on a geographical segment basis. Please refer to the Appendix for operation specific production and sales data. Some numerical figures in the above table have been subject to rounding adjustments. Accordingly, numerical figures shown as totals may not equal the sum of the figures that follow them.

FY23 ROM coal production for the Group was 25.4 Mt, 0.4% higher than FY22. FY23 Saleable production for the Group was 15.8 Mt, 1.1% lower than FY22.

December quarter ROM coal production for the Group was 6.1 Mt, 3.3% higher than the September quarter. December quarter Saleable production for the Group was 3.9 Mt, 6.4% higher than the September quarter.

Australian Operations (Curragh)

The Australian operations ROM coal production for the December quarter was 3.4 Mt (17.1% higher) and Saleable production was 2.7 Mt (15.6% higher) compared to the September quarter.

FY23 Australian operations ROM coal production was 12.8 Mt (3.6% higher) and Saleable production was 10.0 Mt (2.2% higher) compared to FY22.

Coal production rates were higher at the Curragh Complex during the December quarter primarily due to greater coal availability in accordance with the mine plan following the record pre-strip waste movement, and completion of planned maintenance activities on the two coal preparation plants, in the September quarter. The higher December quarter production rates at Curragh were achieved despite the impacts of heavy rainfall throughout the Bowen Basin, that ultimately resulted in 9 days lost time to mining activities, or approximately 450 Kt deferred to FY24. The town of Blackwater, the nearest town to Curragh, received 314mm of rain in the quarter, a record for the quarter based on statistics available. This level of rainfall was nearly double the 10-year rainfall average for the area.

4

5 Source: Australian Government Bureau of Meteorology The consistent rain experienced in the March and December quarters, combined with logistic chain delays earlier in the year following the train derailment on the Blackwater line; and the mechanical failure of one of the draglines in September (now fully repaired and operational), have been key contributors to the lower FY23 production volumes and higher mining costs per tonne compared to guidance. Despite these impacts, in FY23 Curragh continued to execute to the mine plan, specifically related to Total Waste movement volumes. FY23 Total Waste movement was a record for the mine (FY23: 183.8 Mbcms vs FY22: 179.3 Mbcms) following the planned optimisation of the dragline fleet and utilisation of additional temporary fleets in accordance with the “One Curragh Plan” to recover historic pre-strip/waste and thereby decongest the operating pits and improve the mine’s overall strike-length. It is expected that Total Waste movement levels will normalise in FY24 as the mine plan is optimised for greater coal availability in future quarters, thereby allowing the Company to implement identified productivity improvements related to fleet rationalisation, procurement, and cost management. U.S. Operations (Buchanan and Logan) The U.S. operations ROM coal production for the December quarter was 2.7 Mt (10.1% lower) and saleable production was 1.2 Mt (9.6% lower) compared to the September quarter. FY23 U.S. operations ROM coal production was 12.6 Mt (2.6% lower) and Saleable production was 5.8 Mt (6.2% lower) compared to FY22. December quarter Saleable production for the U.S. business was impacted by poor geotechnical conditions at the Buchanan mine, resulting in a 10-day outage to production to secure additional roof support to ensure sustained safe production, after which normal operating conditions resumed. The estimated Saleable production subsequently deferred to FY24 from these poor conditions is approximately 120 Kt. FY23 Saleable production levels are lower than prior year due to the impacts from these poor geotechnical conditions and the impacts from the rock intrusion in the September quarter, that slowed production rates and impacted yield. Both events have been successfully addressed, with normal longwall operating conditions restored at the mine along with Buchanan successfully completing the longwall development in the South District of the mine. The development of the South District allows the mine to operate an additional longwall district with new equipment, completing a critical step in Buchanan’s expansion plans. These impacts were partially offset by stronger annual Saleable production at the Logan complex (1.2% higher) compared to FY22. Sales Volumes, Realisation and Mix Sales volumes for the Group in the December quarter were 4.1 Mt, aligned with the September quarter. Sales volumes from the Australian and U.S. operations were 2.6 Mt and 1.5 Mt, respectively. The sales profile for Curragh would have been higher in the December quarter but for the impacts of heavy rain on the operations in November and December and sales slippage (5 vessels) into FY24 due to port constraints. Ship queues off the RG Tanna Coal Terminal in Gladstone, QLD, increased during the quarter from approximately 20 vessels in early 0 135 179 0 50 100 150 200 Oct Nov Dec Blackwater (Curragh Mine) Dec Quarter Average Rainfall (mm) 2019 2020 2021 2022 2023 10 year Q4 historical average

October to approximately 40 vessels in late December. The longer queues have pushed out vessel waiting times at the port, with vessel waiting times increasing from between 5 - 7 days in October to approximately 20 days in December. The extended waiting times impacted Coronado's December and full year sales and added to Q4 demurrage costs.

The increase in vessel queue has been caused by below than expected RG Tanna Coal Terminal throughput rates due to labour issues. Coronado expects vessel waiting times to return to historical norms by mid-2024. Curragh inventory levels at the mine as of 31 December 2023 remain above average with approximately 646 Kt of Saleable coal on hand, with additional ROM coal stockpiles also mined. As of 31 December 2023, 432 Kt of the Saleable coal stockpile was held at port given the loading delays.

The Group Realised Price Per Tonne of Met Coal Sold for the December quarter (mixture of FOB / FOR / Domestic pricing) was $199.1 per tonne, a decrease of 4.0% from the September quarter. Australia's Realised Price Per Tonne of Met Coal Sold for the December quarter was $206.6 per tonne (FOB, 12.5% lower) and for the U.S. operations was $189.4 per tonne (mixture FOR / Domestic fixed, 11.3% higher). The reduction in realised price is primarily due to a combination of carryover tonnages and a higher percentage of PCI Met coal sales in the December quarter at Curragh compared to the September quarter, partly offset by the higher realisation from the U.S. business.

The FY23 Group Realised Price Per Tonne of Met Coal Sold (mixture of FOB / FOR / Domestic pricing) was $215.7 per tonne and equates to a 72.8% (FY22: 73.1%) realisation on the FY23 average PLV HCC FOB AUS price index of $296.3 per tonne (FY22: $363.7 per tonne).

As a percentage of total Sales volumes for the December quarter, export sales were 71.3%. Coronado's proportion of Met Coal sales revenue as a percentage of total coal revenues in the December quarter was 92.9%.

Dec Q23 Sales Volumes Mix


20.9%
7.8%
71.3%
Export
US Domestic
AUS Domestic

Dec Q23 Revenue Mix


7.1%
92.9%
Metallurgical Coal
Thermal Coal

As a percentage of total Sales volumes in FY23, export sales were 72.3%. Coronado's proportion of Met Coal sales revenue in FY23 as a percentage of total coal revenues was 91.4%. The percentage of Met Coal sales was lower than prior year (FY22: 95.3%) due to the shipment of U.S. Thermal export tonnes in FY23 that were contracted in FY22 when Thermal prices were substantially elevated, and switching was prevalent.

FY23 Sales Volumes Mix


19.2%
8.5%
72.3%
Export
US Domestic
AUS Domestic

FY23 Revenue Mix


8.6%
91.4%
Metallurgical Coal
Thermal Coal

6

7 Financial and Corporate FY23 Group revenues were $2,891 million, down 19.1% compared to FY22 record revenues of $3,572 million. Lower revenues are reflective of the 26.7% fall in average PLV HCC FOB AUS index prices in FY23 and lower Sales volumes. December quarter Group revenues were $680 million, down 5.3% compared to the prior September quarter. FY23 Average Mining Costs Per Tonne Sold for the Group were $107.6 per tonne. Higher mining costs per tonne are attributable to a combination of factors including industry-wide inflationary pressures, the investment to recover historic pre-strip/waste movement volumes at Curragh, and lower sales volumes. Sales volumes have been primarily impacted by: 1) significantly above average wet weather and a train derailment on the Blackwater line in January 2023 that impacted first quarter production / sales; 2) the impact of adverse geological conditions at Buchanan and a mechanical failure on one of Curragh’s draglines in the third quarter, that deferred production / sales tonnages to subsequent quarters; 3) poor geotechnical conditions at Buchanan in December that resulted in a 10-day outage to production; 4) record December quarter rainfall in Blackwater resulted in 9 days of coal mining deferred; and 5) logistic delays at RG Tanna Coal Terminal due to labour issues and large vessel queues that deferred 5 vessels of sales to FY24. FY23 Capital Expenditure of $227.8 million was up 22.9% compared to FY22 ($185.4 million) primarily due to expenditure on organic growth projects. In FY23, organic growth capital works have primarily focused on the investment in a new surface raw coal storage area at Buchanan, to increase the mine’s capacity and reduce the risk of the mine being stock-bound due to any potential logistics chain delays. At Curragh, expenditure on longer lead items for the Curragh Underground mine have been incurred in addition to expenditure on the Curragh Gas Pilot project. Coronado continues to maintain a strong balance sheet and healthy liquidity levels. As of 31 December 2023, the Company’s Net Cash position was $97 million, consisting of a closing cash balance of $339 million and $242 million aggregate principal amount of 10.750% Senior Secured Notes due 2026. Coronado had Available Liquidity of $489 million as of 31 December 2023, comprising cash and cash equivalents (excluding restricted cash), unrestricted short-term deposits and undrawn available borrowings under the ABL Facility. The Company has previously announced that on 25 September 2023, Energy & Minerals Group, or EMG, which is the Company’s controlling stockholder through its ownership of Coronado Group LLC, and certain other parties (the EMG Group and such other parties, or the Sellers) advised the Company that it had entered into a membership interest purchase agreement, or MIPA, with Sev.en Global Investments A.S., or 7GI, pursuant to which the Sellers agreed to sell all of EMG’s interest in Coronado to 7GI. As of 31 December 2023, the Company had not been advised that the closing conditions in relation to the acquisition had been satisfied. The Company continues to remain committed to the disclosure of all material information in relation to this transaction to the market when available, in accordance with our ASX continuous disclosure obligations. Coronado will release its 2023 Annual Report on Form 10-K to the market on 20 February 2023 (AEST). On this date, Coronado will also provide market guidance for FY24. 0 500 1,000 1,500 2,000 2,500 3,000 3,500 4,000 2019 2020 2021 2022 2023 (unaudited) Group Revenue (USD in millions) Coronado Total Group Revenues (1 January - 31 December) Historical

8 Metallurgical Coal Market Outlook Met Coal Pricing The benchmark PLV HCC FOB AUS average index price for the December quarter was $333 per tonne (September quarter: $264 per tonne), while the benchmark LV HCC FOB USEC average index price for the December quarter was $264 per tonne (September quarter: $226 per tonne). The increase in Australian PLV prices, which began from mid-September, is primarily due to a combination of tight supply from Australia, which was impacted negatively by supply impacts related to cyclone Jasper and reduced port throughput in Queensland, and heightened demand from Indian and Asian steel makers who were restocking from lower inventory levels. Source: S&P Global Platts 31 December 2019 to 16 January 2024. The global economic environment and weak steel demand outlook continues to put pressure on steel margins with steelmakers continuing to manage lower demand through lower hot metal production and reducing demand for raw materials. Despite end use demand weakness, Coronado anticipates that market optimism stemming from an improving global economy and the Chinese government’s easing policies and expected new stimulus will assist in improving steel prices and margins. Coronado expects that continued strong demand from China and India will keep Met coal prices supported in Q1 2024, particularly given Australian supply remains constrained by recent wet weather in the Bowen Basin, as well as ongoing port constraints. The SGX forward curve, as of 18 January 2024, is projecting PLV HCC FOB AUS average index pricing of $297 per tonne in FY24. These pricing projections suggest there may be a higher pricing environment for longer, and a pricing environment well above the long-term average price of $197 per tonne. 260.00 337.00 320.00 132.00 0.00 100.00 200.00 300.00 400.00 500.00 600.00 700.00 USD Price per Metric Tonne Metallurgical Coal Price Indices (US$/t) PLV HCC FOB AUS LV HCC FOB USEC PLV HCC CFR China NEWC Thermal Long Term Historical Average Met Price $197/t

9 Development Projects and Exploration Curragh North Underground Met Coal Project The Curragh Underground Project remains on schedule, subject to approvals. During the December quarter, progress continued on critical path requirements for environmental approvals and mining equipment procurement, with good advancement being made on both. Finalisation of exploration results and subsequent engineering reports were progressed. The project team began transitioning to site in advance of final pit and highwall locations for construction and development of key mine operating and management systems. Buchanan Expansion Organic growth plans at our U.S. operations to produce 7.0 Mt by 2025 remain on target. Capital works at Buchanan continued during the quarter to invest in the construction of a new surface raw coal storage area to increase the mine’s storage capacity, ultimately reducing the risk of bottlenecks and allowing the longwall equipment to run at a higher capacity. Excavation of the storage area continued in the quarter, with 206,000 cubic meters excavated to date, with an additional 54,000 cubic meters still to excavate. The scheduled completion of the excavation works is April 2024, with the full project completion expected in early 2025. Image: Excavation works on the new surface raw coal stockpile at Buchanan

10 The Buchanan mine is also progressing with the construction of a second set of skips to increase the mines hoisting capacity to the surface. Excavation works for the production hoist and surface infrastructure continued during the quarter with 4,100 cubic meters excavated to date, with an additional 11,000 cubic meters remaining. Image: Underground excavation works on the production hoist at Buchanan Mon Valley Coronado continues to pursue plans to develop a new underground Met Coal mine in southwest Pennsylvania. Coronado expects that Met Coal from the proposed Mon Valley mine will ultimately be produced from the Upper Freeport Seam in the safest, lowest-cost, and most environmentally responsible manner. Mon Valley retains 134 Mt of marketable Met Coal reserves. Permitting plans on this project are continuing to be developed.

11 Rehabilitation and Emissions Reduction Projects Rehabilitation Works Coronado continued to progress rehabilitation activities throughout the year. In FY23, Coronado completed 60 hectares of seeded rehabilitation at its U.S. operations. At Curragh, rehabilitation works are progressing with significant works completed relating to reshaping and topsoiling of land, with plans for seeded hectares to be complete in early FY24 following the recent wet weather. Images: Logan Complex surface mine reclamation FY23 Buchanan Emissions Reduction On 27 July 2022, the Buchanan mine commissioned its first Ventilation Air Methane (VAM) abatement project at Vent Shaft 16. The VAM project utilises the latest technology (RTO - Reductive Thermal Oxidation) to convert fugitive methane gas emissions to CO2. Since commencing, the VAM project has destroyed over 264,850 tCO2e (FY23: 193,205 tCO2e), with a 95% emission destruction efficiency. Given the proven success of the original VAM unit to reduce emissions at Vent Shaft 16, Coronado has commenced the installation of a second unit at Vent Shaft 18. Construction works are progressing well and are expected to be complete in mid-2024. The establishment of this second VAM unit is expected to substantially reduce Coronado’s emissions further, as part of our strategic path to a 30% emission reduction target by 2030. Coronado considers itself as an industry leader in implementing this emission reduction technology. Image: Infrastructure works on the 2 nd VAM unit at Vent Shaft 18

12 Curragh Gas Pilot Project Coronado continued to make progress on its Gas Pilot Project at Curragh during the quarter. The project is targeting the capture and beneficial use of open-cut waste mine coal gas from our operations, with priority downstream use cases being for power generation and use as a diesel substitute in mining fleets. Well completions were finalised in the December quarter and surface production facility installation completed. Final technical audits and risk assessments (safety and environmental) are complete with site acceptance testing and commissioning expected to be completed early 2024. Image: Curragh Gas Project surface infrastructure

APPENDIX

Cautionary Notice Regarding Forward-Looking Statements

This report contains forward-looking statements concerning our business, operations, financial performance and condition, the coal, steel and other industries, and our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as "may", "could", "believes", "estimates", "expects", "intends", “plans”, "considers", “forecasts”, “anticipates”, “targets” and other similar words that involve risk and uncertainties. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividend payments, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not a guarantee of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K filed with the ASX and SEC on 22 February 2023 (AEST), as well as additional factors we may describe from time to time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Quarterly Production and Sales Performance by Mine

Summary Information (unaudited)		Dec Q23	Sep Q23	Change	Dec 2023 YTD	Dec 2022 YTD	Change
ROM Production	**Mt**	**6.1**	**5.9**	**3.3%**	**25.4**	**25.3**	**0.4%**
Curragh	Mt	3.4	2.9	17.1%	12.8	12.4	3.6%
Buchanan	Mt	1.4	1.6	(12.2%)	6.6	7.1	(7.1%)
Logan	Mt	1.3	1.5	(7.8%)	6.0	5.8	2.9%
Greenbrier	Mt	0.0	0.0	0.0%	0.0	0.0	0.0%
Saleable Production	**Mt**	**3.9**	**3.7**	**6.4%**	**15.8**	**16.0**	**(1.1%)**
Curragh	Mt	2.7	2.3	15.6%	10.0	9.8	2.2%
Buchanan	Mt	0.8	0.8	(6.9%)	3.6	4.0	(10.2%)
Logan	Mt	0.5	0.5	(13.6%)	2.2	2.1	1.2%
Greenbrier	Mt	0.0	0.0	0.0%	0.0	0.0	0.0%
Sales Volumes	**Mt**	**4.1**	**4.1**	**(0.1%)**	**15.8**	**16.4**	**(3.4%)**
Curragh	Mt	2.6	2.6	0.6%	9.9	10.0	(1.0%)
Buchanan	Mt	0.8	1.0	(20.8%)	3.9	4.2	(7.3%)
Logan	Mt	0.7	0.5	34.1%	2.1	2.2	(3.4%)
Greenbrier	Mt	0.0	0.0	0.0%	0.0	0.1	(79.6%)

Some numerical figures in the above table have been subject to rounding adjustments. Accordingly, numerical figures shown as totals may not equal the sum of the figures that follow them. The Greenbrier mine is currently idle. YTD sales volumes relate to stockpile coal sales.

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Reconciliation of Non-GAAP financial measures

This report includes a discussion of results of operations and references to and analysis of certain non-GAAP measures (as described below) which are financial measures not recognised in accordance with U.S. GAAP. Non-GAAP financial measures are used by the Company and investors to measure operating performance.

Non-GAAP financial measures used in this report include (i) Realised Price Per Tonne of Met Coal Sold, which we define as Met Coal revenues divided by metallurgical sales volume; (ii) Average Mining Costs Per Tonne Sold, which we define as mining costs divided by sales volumes; and (iii) Net Cash, which we define as cash and cash equivalents (excluding restricted cash) less the outstanding aggregate principal amount of 10.750% Senior Secured Notes due 2026.

We evaluate our mining cost on a cost per metric tonne basis. Mining costs is based on reported cost of coal revenues, which is shown on our statement of operations and comprehensive income exclusive of freight expense, Stanwell rebate, other royalties, depreciation, depletion and amortization and selling, general and administrative expenses, adjusted for other items that do not relate directly to the costs incurred to produce coal at the mine.

Reconciliations of certain forward-looking non-GAAP financial measures, including market guidance, to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of items impacting comparability and the periods in which such items may be recognised. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

A reconciliation of consolidated costs and expenses, consolidated operating costs, and consolidated mining costs are shown below:

	For the twelve months ended 31 December 2023	For the twelve months ended 31 December 2022
(In US$000, except for volume data, unaudited)	**Total Consolidated**	**Total Consolidated**
Total costs and expenses	**2,677,312**	**2,525,121**
Less: Selling, general and administrative expense	(42,856)	(42,499)
Less: Depreciation, depletion and amortization	(160,711)	(167,046)
Total operating costs	**2,473,745**	**2,315,726**
Less: Other royalties	(345,882)	(385,065)
Less: Stanwell rebate	(136,523)	(165,995)
Less: Freight expenses	(259,710)	(249,081)
Less: Other non-mining costs	(62,107)	(119,157)
Total mining costs	**1,669,523**	**1,396,428**
Sales Volume excluding non-produced coal (MMt)	15.5	15.8
Average mining costs per tonne sold	**$107.6/t**	**88.4**

A reconciliation of Net Cash is shown below for each of the periods presented in this report:

	31 December 2023	31 December 2022
(In US$000, except for volume data, unaudited)	**Total Consolidated**	**Total Consolidated**
Cash and restricted cash	**339,295**	**334,629**
Less: Restricted cash	(251)	(251)
Cash and cash equivalents (excluding restricted cash)	**339,043**	**334,378**
Less: Aggregate principal amount of 10.750% Senior Secured Notes due 2026	(242,326)	(242,326)
Net Cash	**96,717**	**92,052**

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A reconciliation of Realised Price Per Tonne of Met Coal Sold is shown below for each of the periods presented in this report:

(In US$'000, except for volume data, unaudited)	For the three months ended 31 December 2023		
	Australian Operations	U.S. Operations	Consolidated
Total Revenues	**395,281**	**284,253**	**679,534**
Less: Other revenues	(10,269)	(1,668)	(11,937)
Total coal revenues	**385,012**	**282,585**	**667,597**
Less: Thermal coal revenues	(22,953)	(24,757)	(47,710)
Met Coal revenues	**362,059**	**257,828**	**619,887**
Volume of Met Coal sold (Mt)	1.8	1.4	3.2
Realised Price Per Tonne of Met Coal Sold	**$206.6/t**	**$189.4/t**	**$199.1/t**

(In US$'000, except for volume data, unaudited)	For the three months ended 30 September 2023		
	Australian Operations	U.S. Operations	Consolidated
Total Revenues	**455,774**	**262,056**	**717,830**
Less: Other revenues	(8,959)	(1,568)	(10,527)
Total coal revenues	**446,815**	**260,488**	**707,303**
Less: Thermal coal revenues	(27,783)	(27,618)	(55,401)
Met Coal revenues	**419,032**	**232,870**	**651,902**
Volume of Met Coal sold (Mt)	1.8	1.4	3.2
Realised Price Per Tonne of Met Coal Sold	**$236.2/t**	**$170.2/t**	**$207.4/t**

(In US$'000, except for volume data, unaudited)	For the twelve months ended 31 December 2023		
	Australian Operations	U.S. Operations	Consolidated
Total Revenues	**1,681,522**	**1,209,081**	**2,890,603**
Less: Other revenues	(35,770)	(24,144)	(59,914)
Total coal revenues	**1,645,752**	**1,184,937**	**2,830,689**
Less: Thermal coal revenues	(88,281)	(153,925)	(242,206)
Met Coal revenues	**1,557,471**	**1,031,012**	**2,588,483**
Volume of Met Coal sold (Mt)	6.8	5.2	12.0
Realised Price Per Tonne of Met Coal Sold	**$230.2/t**	**$196.9/t**	**$215.7/t**

(In US$'000, except for volume data, unaudited)	For the twelve months ended 31 December 2022		
	Australian Operations	U.S. Operations	Consolidated
Total Revenues	**2,116,555**	**1,454,987**	**3,571,542**
Less: Other revenues	(38,037)	(5,879)	(43,916)
Total coal revenues	**2,078,518**	**1,449,108**	**3,527,626**
Less: Thermal coal revenues	(110,345)	(54,228)	(164,573)
Met Coal revenues	**1,968,173**	**1,394,880**	**3,363,053**
Volume of Met Coal sold (Mt)	6.5	6.2	12.7
Realised price per Mt of Met Coal sold	**$303.1/t**	**$226.5/t**	**$265.8/t**

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Glossary

A$	Australian dollar currency
ABL	Asset Based Lending facility
AEST	Australian Eastern Standard Time
AU / AUS	Australia
ASX	Australian Securities Exchange
Available Liquidity	Cash and Cash Equivalents (excluding restricted cash) and available Borrowings under our senior secured asset-based revolving credit facility dated 8 May 2023 ("ABL facility")
Average Mining Costs Per Tonne Sold	Refer Non-GAAP Financial Measures section
Capital Expenditure	Expenditure included as a component of Investing Activities within the Coronado Consolidated Statement of Cash Flows
CDI	Chess Depositary Interest
CHPP	Coal Handling Preparation Plant
Closing Cash	Cash and Cash Equivalents (excluding restricted cash) at the end of the quarter
EBITDA	Earnings before interest, tax, depreciation, and amortization
FOB	Free On Board in the vessel at the port
FOR	Free on Rail in the railcar at the mine
Free Cash Flow	Net Cash from Operating Activities less cash taxes, Capital Expenditure, Acquisition Expenditure, amounts reserved for Capital / Acquisition Expenditure and amounts required for Fixed Dividends and Debt Servicing.
FY	Full Year 1 January to 31 December
Group	Result for all Coronado Global Resources entities in Australia and the United States
H1	First six months of calendar year
HCC	Hard coking coal
HVA	High Vol A
HVB	High Vol B
Kt	Thousand tonnes, metric
LTI	Lost Time Injury
LV HCC FOB USEC index price	Low-Volatile Hard Coking Coal Free On Board United States East Coast benchmark index price
Mbcms	Million Bank Cubic Metres of waste movement
Met Coal	Metallurgical quality coal
Mt	Million tonnes, metric
Net Cash	Refer Non-GAAP Financial Measures section
NEWC Thermal index price	Thermal Coal Free On Board Newcastle (Australia) benchmark index price
PCI	Pulverised Coal Injection
PLV HCC FOB AUS index price	Premium Low-Volatile Hard Coking Coal Free On Board Australian benchmark index price
PLV HCC CFR China index price	Premium Low-Volatile Hard Coking Coal (including cost of freight) to China benchmark index price
Prime Waste	Overburden removed (excluding rehandled waste) to gain access to the ore body
Realised Price Per Tonne of Met Coal Sold	Refer Non-GAAP Financial Measures section
ROM	Run of Mine, coal mined unwashed
Saleable production	Coal available to sell, either washed, available to be washed (yield adjusted), or bypassed
Sales volumes	Sales to third parties
SGX Forward Curve	Singapore Exchange Australian Coking Coal futures quotes
Strip Ratio	Ratio of overburden removed to coal mined (ROM)
tCO2e	Tonnes of Carbon Dioxide equivalent emissions
Total Waste	Overburden removed (including rehandled waste) to gain access to the ore body
TRIFR	Total Reportable Injury Frequency Rate, is the number of fatalities, lost time injuries, cases or substitute work and other injuries requiring medical treatment per million hours worked on a rolling 12-month basis (used in Australia)
TRIR	Total Reportable Incident Rate, is a mathematical computation that takes into account how many Mine Safety and Health Administration (MSHA) recordable incidents our Company has per 200,000 hours worked on a rolling 12-month basis (used in the U.S. and for the Group)
US$	United States dollar currency
U.S.	United States of America
VWAP	Volume Weighted Average Realised Price
YTD	Year-to-date for the period ending 31 December 2023

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